Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, September 15, 2004

APOGEE REPORTS SECOND QUARTER FISCAL 2005 EARNINGS;

ANNOUNCES ARCHITECTURAL MANUFACTURING EXPANSION

MINNEAPOLIS, MN (September 15, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), today announced fiscal 2005 second quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

HIGHLIGHTS

•	Earnings from continuing operations were $0.16 per share, versus $0.09 per share a year earlier. (All earnings per share figures refer to diluted earnings per share.)

•	Includes $0.05 per share from net proceeds of a class action lawsuit settlement with certain flat glass manufacturers covering 1991 to 1995. The proceeds are included in operating income for each segment. Prior-year second quarter results include a charge of $0.01 per share for closure of a small architectural finishing facility.

•	Revenues increased 11 percent versus the prior-year period.

•	Operating margin was 4.6 percent, or 3.1 percent excluding the flat glass settlement. Operating margin was 2.4 percent in the prior-year period. Improved efficiencies on increased volume were offset by continued competitive architectural pricing and lower auto glass pricing.

•	Architectural segment revenues were up 21 percent, and operating income grew to $4.6 million from $0.9 million in the prior-year period. Increased volume led to higher capacity utilization. In addition, project execution improved, while pricing remained competitive.

•	Segment backlog grew 24 percent from the prior-year period, and was down slightly from the first quarter level as new orders that went into backlog nearly offset strong revenues.

•	Large-scale optical segment revenues declined 17 percent as expected, while operating income increased from the prior-year period, largely due to the flat glass settlement. Sales of higher-margin value-added picture framing glazing products continue to be strong.

•	Auto glass segment revenues were down 28 percent and operating income declined 24 percent. Results were impacted by soft market conditions and termination of certain supply pricing amendments in fiscal 2004.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Apogee today announced an expansion of architectural glass fabrication capacity estimated to cost approximately $12 million.

•	Stock repurchases totaled $1.9 million, or 172,325 shares, in the quarter.

Second quarter earnings from continuing operations were $0.16 per share, or $4.3 million, versus earnings of $0.09 per share, or $2.5 million, in the prior-year period. Revenues were $151.0 million, compared to revenues of $135.8 million in the same period last year.

Net earnings in the second quarter, including discontinued operations, also were $0.16 per share, or $4.3 million. This compares to a net loss of $0.07 per share, or $1.9 million, in the prior-year period related to the sale of Harmon AutoGlass.

Commentary

“We are pleased that our second quarter results met internal expectations,” said Russell Huffer, Apogee chairman and chief executive officer. “Our architectural segment again turned in a solid performance in soft commercial construction markets. The large-scale optical segment is benefiting from the consolidation of its two businesses into one as it enters the traditionally strongest part of its year.

“I am very encouraged by our success at executing initiatives to increase architectural market share and to improve performance in this segment, along with some market strengthening,” said Huffer. “With this momentum, we committed to the following key strategy in our growth plan.

“We are investing approximately $12 million to expand our architectural glass fabrication capacity by approximately $20 million in annual revenue. This new capacity will be available to serve growth in our core, higher-end markets resulting from our initiatives and the market exit of an architectural glass fabricator. We’ve been focused on growing sales of our value-added glass, including energy-efficient, hurricane and blast products, to the office, health care, education and institutional markets. We will also leverage this core market capacity to serve a portion of the broader market for smaller, less complex projects within 500 miles of our two facilities.

“We will be breaking ground for the expansion in our third quarter and expect to begin full operations on the additional line at our Statesboro, Georgia, Viracon facility next summer during our fiscal 2006 second quarter,” he said.

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $125.2 million were up 21 percent. Apogee continues to outperform the non-residential commercial construction market.

•	Operating income was $4.6 million, including flat glass settlement proceeds of $0.8 million. This was up significantly from earnings of $0.9 million a year ago. Improved earnings resulted from higher sales, and improved efficiency and project execution, somewhat offset by competitive pricing.

•	Operating margin was 3.7 percent, or 3.1 percent excluding the flat glass settlement. This compares to prior-year second quarter margin of 1.3 percent, excluding finishing plant shutdown costs of $0.5 million.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Segment backlog was $223.9 million, compared to a backlog of $181.2 million in the prior-year period and $233.7 million at the end of the first quarter.

Large-Scale Optical Technologies

•	Revenues of $17.7 million were down 17 percent as expected, compared to the prior-year period. This was due to elimination of approximately $1.2 million in revenues from sale of the matboard product line, as well as exit from certain consumer electronics products. Sales of value-added picture framing glass products grew more than 20 percent in the quarter.

•	Operating income was $1.7 million including proceeds of $0.3 million from the flat glass settlement, compared to $1.3 million the prior-year period.

•	Operating margin was 9.5 percent, or 7.8 percent excluding the flat glass settlement. The improvement from the prior-year margin of 6.2 percent is due to the transition to higher-margin picture framing glazing products, as well as efficiencies gained from consolidation of the two segment businesses.

Automotive Replacement Glass and Services

•	Revenues of $8.0 million were down 28 percent from the prior-year period.

•	Operating income was $1.2 million, compared to $1.6 million in the prior-year period.

•	Segment results were breakeven without the flat glass settlement of $1.1 million.

•	Segment results were impacted by soft market conditions with reduced demand and pricing, along with termination of certain supply agreement pricing amendments during fiscal 2004.

Equity in Affiliates

•	Earnings of $0.2 million from investment in PPG Auto Glass, LLC were down slightly versus the prior-year period. The positive impact of terminating the pricing amendments to the joint venture supply agreement was more than offset by reduced volume and pricing.

Discontinued Operations

•	There was no earnings per share impact in the quarter. This compares to a prior-year loss of $0.16 per share, reflecting operating results for Harmon AutoGlass that were more than offset by a charge of $0.18 per share for reducing its carrying value.

Financial Condition

•	Long-term debt was $43.2 million at the end of the second quarter, up from $39.7 million at the end of fiscal 2004. Purchase of a used coater and other equipment for the architectural glass expansion and share repurchases increased debt.

•	Debt-to-total-capital ratio was slightly higher at 20 percent.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) was $64.2 million compared to $59.4 million at the end of fiscal 2004. Working capital requirements increased as revenues grew.

•	Depreciation and amortization were $4.6 million in the second quarter, down 6 percent compared to the prior year.

•	Capital expenditures for the first six months were $10.5 million, with almost half of the expenditures related to the architectural glass expansion. This compares to $3.0 million the prior-year first half.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

OUTLOOK

“Based on achieving another solid quarter for our architectural segment and the flat glass settlement of $0.05 per share in the period, we are increasing our fiscal 2005 guidance range to $0.45 to $0.55 per share,” said Huffer. The previous range was $0.35 to $0.50 per share.

“Achieving this guidance is contingent on a continuation of current architectural market trends and project flow timing, with no significant external events,” he said.

“We expect that our architectural segment will continue to do better than the commercial construction industry this year,” Huffer said. “We are anticipating architectural segment revenue growth of 14 to 17 percent for the fiscal year with continued pressure on margins. This is an increase from our previous outlook of 8 to 11 percent growth. We are gaining architectural market share with the success of our initiatives, including growth in our installation business and penetration of protective and hurricane markets.

“It is also encouraging that our commercial construction markets are expected to grow next year, based on forecasts from F.W. Dodge,” he said. “Dodge anticipates overall non-residential construction market growth of 4 percent and office building growth of 10 percent.” These forecasts for calendar 2004 correlate to Apogee’s fiscal 2006 due to the average nine-month lag between project starts and the installation of glass on buildings.

“The large-scale optical segment expects to grow value-added glass sales more than 20 percent in fiscal 2005,” Huffer said. “However, we anticipate revenues for the segment will be flat to down slightly for the full year as we continue to transition from matboard and some consumer electronics products to picture framing glass and acrylic. As the segment continues to sell a greater proportion of value-added framing glass, rather than other lower-margin products, we expect our profitability will continue to improve.

“We expect to continue to generate positive operating cash flow that will allow us to pay our dividend, reduce debt and fund capital spending, including current growth initiatives,” said Huffer. “We do not anticipate making further stock repurchases during this fiscal year as we evaluate additional strategic opportunities.

“We have repositioned Apogee for a stronger future through our strategies for growing our architectural products and services, and picture framing glazing businesses,” he said. “I’m pleased with our progress to date. We are gaining architectural market share and have decided to expand our capacity. Our architectural products and services businesses are making significant operational improvements, both through our Six Sigma/Lean effort and by leveraging synergies. These efforts are starting to yield improved margins. We will continue to evaluate strategic opportunities to leverage assets and grow these businesses.

“Our large-scale optical segment has seen 20 percent growth year to date in value-added picture framing products. We’ve been partnering with mass merchandisers and distributors to deliver more affordable products to convert consumers from clear glass to value-added products. At the same time, we are focused on growing sales in museum, fine art and international markets. We also expect growth from our recently expanded line of acrylic framing products, which allows us to offer a total glazing solution.”

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

The following statements are based on current expectations for fiscal 2005. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 9 to 12 percent (prior range was 5 to 8 percent).

•	Architectural segment revenues are expected to increase from 14 to 17 percent (prior range was 8 to 11 percent) during the year.

•	Gaining market share with success of segment growth initiatives and exit of an architectural glass fabricator, but at continued lower margins due to the competitive environment when projects were bid several months ago.

•	Large-scale optical segment revenues are expected to be flat to down slightly compared to the prior year, with growth in picture framing glazing products offset by decreases in sales of consumer electronics and the sale of the matboard line.

•	Sales of value-added picture framing products are expected to grow more than 20 percent (prior guidance was 10 to 15 percent).

•	Auto glass segment revenues are expected to be more than 20 percent lower than in fiscal 2004 (prior guidance was more than 15 percent lower).

•	Challenging market conditions are leading to lower pricing.

•	Annual gross margins are expected to be 1 to 2 percentage points higher than the prior year, as operational improvements and cost reductions are somewhat offset by higher costs for wages and insurance.

•	Expected annual operating margins by segment are: architectural, 2.5 to 3.5 percent (prior range was 1.5 to 3 percent); large-scale optical, 8 to 10 percent (prior range was 7 to 10 percent); and auto glass, 4 to 5 percent (prior range was 6 to 7 percent).

•	Selling, general and administrative expenses as a percent of sales are projected to be 1 to 1.5 percentage points lower than in fiscal 2004.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report a loss of $0.5 to $1 million (prior guidance was breakeven to earnings of $1 million). Competitive market with lower pricing is impacting performance.

•	Full-year capital expenditures are targeted at $25 to $30 million, including the new investment in architectural capacity and excluding any additional strategic initiatives. (Prior guidance was $15 million excluding strategic initiatives.)

•	Depreciation and amortization are estimated at $18 million for the year.

•	Debt is expected to be reduced further by year-end, excluding any additional strategic initiatives.

•	The effective tax rate for the full year is anticipated to be approximately 32 percent.

•	Earnings per share from continuing operations are expected to range from $0.45 to $0.55 for the full year, including $0.05 per share from the flat glass settlement. (Prior guidance was $0.35 to $0.50 per share.)

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

litigation; and iv) the segment’s ability to fully utilize production capacity; (B) the Large-Scale Optical segment: i) integration of the two manufacturing facilities in this segment; ii) timing of the transition of manufacturing capacity from consumer electronics to picture framing products; iii) markets that are impacted by consumer confidence; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) negotiation of a new long-term supply agreement between Viracon/Curvlite and PPG Industries; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, September 16. To participate in the teleconference, call 1-800-259-0251 toll free or 617-614-3671 international, access code 94994778. The replay will be available from noon Central Time on Thursday, September 16, through midnight Central Time on Thursday, September 23 by calling 1-888-286-8010 toll free, access code 67358187. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended August 28, 2004	Thirteen Weeks Ended August 30, 2003	% Change	Twenty-six Weeks Ended August 28, 2004	Twenty-six Weeks Ended August 30, 2003	% Change
Net sales	$150,957	$135,844	11%	$296,857	$257,311	15%
Cost of goods sold	122,813	111,468	10%	242,899	210,460	15%

Gross profit	28,144	24,376	15%	53,958	46,851	15%
Selling, general and administrative expenses	21,213	21,172	0%	42,730	41,719	2%

Operating income	6,931	3,204	116%	11,228	5,132	119%
Interest income	455	153	N/M	1,538	312	N/M
Interest expense	878	917	-4%	1,776	1,883	-6%
Other income (expense), net	6	(6)	N/M	(36)	(6)	N/M
Equity in income (loss) of affiliated companies	184	555	-67%	(466)	(6)	N/M

Earnings from continuing operations before income taxes and other items below	6,698	2,989	124%	10,488	3,549	196%
Income taxes	2,377	488	387%	3,078	639	382%

Earnings from continuing operations	4,321	2,501	73%	7,410	2,910	155%
(Loss) earnings from discontinued operations	—	(4,352)	N/M	67	(4,454)	N/M

Net earnings (loss)	$4,321	$(1,851)	N/M	$7,477	$(1,544)	N/M

Earnings per share - basic:
Earnings from continuing operations	$0.16	$0.09	78%	$0.27	$0.10	170%
(Loss) earnings from discontinued operations	$—	$(0.16)	N/M	$0.01	$(0.16)	N/M
Net earnings (loss)	$0.16	$(0.07)	N/M	$0.28	$(0.06)	N/M

Average common shares outstanding	27,066,144	27,057,482	0%	27,085,220	27,001,702	0%

Earnings per share - diluted:
Earnings from continuing operations	$0.16	$0.09	78%	$0.27	$0.10	170%
Loss from discontinued operations	$—	$(0.16)	N/M	$—	$(0.16)	N/M
Net earnings (loss)	$0.16	$(0.07)	N/M	$0.27	$(0.06)	N/M

Average common and common equivalent shares outstanding	27,646,350	27,829,435	-1%	27,708,792	27,738,165	0%

Cash dividends per common share	$0.0600	$0.0575	4%	$0.1200	$0.1150	4%

Business Segments Information (Unaudited)
	Thirteen Weeks Ended August 28, 2004	Thirteen Weeks Ended August 30, 2003	% Change	Twenty-six Weeks Ended August 28, 2004	Twenty-six Weeks Ended August 30, 2003	% Change
Sales
Architectural	$125,212	$103,508	21%	$242,761	$198,452	22%
Large-scale Optical	17,706	21,220	-17%	36,254	36,957	-2%
Auto Glass	8,045	11,131	-28%	17,864	21,922	-19%
Eliminations	(6)	(15)	60%	(22)	(20)	-10%

Total	$150,957	$135,844	11%	$296,857	$257,311	15%

Operating income (loss)
Architectural	$4,631	$855	442%	$7,807	$1,801	333%
Large-scale Optical	1,674	1,307	28%	2,249	956	135%
Auto Glass	1,239	1,632	-24%	2,379	3,575	-33%
Corporate and other	(613)	(590)	-4%	(1,207)	(1,200)	-1%

Total	$6,931	$3,204	116%	$11,228	$5,132	119%

Consolidated Condensed Balance Sheets

(Unaudited)

	August 28, 2004	February 28, 2004
Assets
Current assets	$168,649	$157,853
Net property, plant and equipment	100,453	98,536
Other assets	79,716	78,813

Total assets	$348,818	$335,202

Liabilities and shareholders’ equity
Current liabilities	$99,006	$90,638
Long-term debt	43,200	39,650
Other liabilities	35,676	37,458
Shareholders’ equity	170,936	167,456

Total liabilities and shareholders’ equity	$348,818	$335,202

N/M = Not meaningful

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Twenty-six Weeks Ended August 28, 2004	Twenty-six Weeks Ended August 30, 2003
Net earnings (loss)	$7,477	$(1,544)
Net (earnings) loss from discontinued operations	(67)	4,454
Depreciation & amortization	9,040	10,173
Losses from equity investments	466	6
Other, net	272	(559)
Changes in operating assets and liabilities	(7,261)	(9,021)

Net cash provided by continuing operating activities	9,927	3,509

Capital expenditures	(10,539)	(3,046)
Proceeds on sale of property	86	15
Net (purchases) sales of marketable securities	(411)	1,662
Other investing activities	(12)	(43)

Net cash used in investing activities	(10,876)	(1,412)

Net proceeds from (payments on) long-term debt and revolving credit agreement	3,542	(7,090)
Proceeds from issuance of common stock	327	1,332
Repurchase and retirement of common stock	(1,909)	—
Dividends paid	(3,292)	(3,157)

Net cash used in financing activities	(1,332)	(8,915)

Cash (used in) provided by by discontinued operations	(89)	5,682

Decrease in cash and cash equivalents	(2,370)	(1,136)
Cash and cash equivalents at beginning of year	7,822	10,166

Cash and cash equivalents at end of period	$5,452	$9,030

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com